Exhibit 16.1

October 18, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Rimini Street, Inc. (formerly known as GP Investments Acquisition Corp.) under Item 4.01 of its Form 8-K dated October 18, 2017.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Rimini Street, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp